UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2013

HIGHER ONE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34779	26-3025501
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

115 Munson Street
New Haven, CT 06511
(Address of principal executive offices and zip code)

(203) 776-7776
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Higher One Holdings, Inc., or the Company, has recently reached an agreement in principle on the key terms of a preliminary settlement that would resolve the class action litigation that was filed against it in 2012, referred to collectively as, In re Higher One OneAccount Multi-District Litigation. The terms of the preliminary settlement include a payment of approximately $15.0 million and an agreement to make and/or maintain certain practice changes.  The parties remain in negotiations and a final settlement agreement is contingent upon (a) reaching agreement on the remaining terms, (b) obtaining corporate approvals of the final agreement, and (c) court approval. There can be no assurance that these conditions will be satisfied as contemplated in the agreement in principle.

During the quarter ended September 30, 2013, the Company will record an accrual for an estimated charge of $16.3 million to reflect the management's current estimate of the resolution, inclusive of additional legal and other administrative costs, based on the agreement in principle.  While this estimate is consistent with the Company's view of the current exposure based on the agreement in principle, the actual loss or range of such loss could vary materially from the current estimate if the settlement is not finalized and approved.

Item 1.01 Entry into a Material Definitive Agreement

On November 4, 2013, Higher One, Inc., or Higher One, a wholly-owned subsidiary of Higher One Holdings, Inc., or the Company, entered into an amendment of its five-year, $200.0 million senior secured revolving credit facility, or the Credit Facility, with Bank of America, N.A., as administrative agent, swingline lender and letter of credit issuer and other lenders party thereto.  The amendment to the Credit Facility excludes the charge related to the settlement of the In re Higher One OneAccount Multi-District Litigation, of up to $16.3 million, from the computation of Consolidated EBITDA, as defined in the Credit Facility.  The amendment to the Credit Facility also permits a final judgment of up to $15.0 million related to the resolution of In re Higher One OneAccount Multi-District Litigation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 5, 2013

HIGHER ONE HOLDINGS, INC.

By:  /s/ Christopher Wolf
       Christopher Wolf
       Chief Financial Officer